Exhibit 23











                CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of Carpenter Technology Corporation and subsidiaries on Forms S-8 and S-3 (File Nos. 2-83780, 2-81019, 2-60469, 33-42536, 33-65077, 33-51613, 33-54045, 333-43017,
333-55667 and 333-55669) of our reports dated July 27, 1998, except as to the information presented in Note 18 for which the date is August 6, 1998, on our audits of the consolidated financial statements and financial statement schedule of Carpenter Technology Corporation and subsidiaries as of June 30, 1998 and 1997, and for the years ended June 30, 1998, 1997 and 1996, which reports are included in this Annual Report on Form 10-K.



s/PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 25, 1998











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